NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NORTHERN TRUST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 18, 2006

Time:	10:30 a.m., Chicago Time

Place:	Northern Trust Corporation 50 LaSalle Street (Northwest corner of LaSalle Street and Monroe Street) Chicago, Illinois 60603

Purposes:	The purposes of the annual meeting are to:

• Elect 13 directors to serve on the Board until the 2007 annual meeting of stockholders and until their successors shall have been elected and qualified;

• Ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the 2006 fiscal year;

• Approve an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting to allow for adoption of a majority vote standard in the election of directors;

• Consider and act upon a stockholder proposal relating to charitable contributions, if it is properly presented at the annual meeting; and

• Transact any other business that may properly come before the annual meeting.

Record Date:	You may vote if you are a stockholder of record on February 27, 2006.

Voting:

IMPORTANT—PLEASE VOTE PROMPTLY

It is important that your shares be represented at the annual meeting. We urge you to vote your shares by completing and returning the enclosed proxy card in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet as described on the enclosed proxy card, or by attending the annual meeting and voting in person.

March 13, 2006

ROSE A. ELLIS

Corporate Secretary

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(continued)

EMPLOYMENT SECURITY AGREEMENTS	31

PENSION PLAN TABLE	32

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG NORTHERN TRUST CORPORATION COMMON STOCK, S&P 500 INDEX AND KEEFE, BRUYETTE & WOODS (KBW) 50 INDEX	34

AUDIT COMMITTEE REPORT	35

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36

Appointment of Independent Registered Public Accounting Firm	36
Fees of Independent Registered Public Accounting Firm	37
Pre-Approval Policies and Procedures of the Audit Committee	37

ITEM 3—APPROVAL OF AN AMENDMENT TO THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING TO ALLOW FOR ADOPTION OF A MAJORITY VOTE STANDARD IN THE ELECTION OF DIRECTORS	38

Background of Proposal	38
Board Recommendation	39
The Amendment	39
Vote Required	40

ITEM 4—STOCKHOLDER PROPOSAL RELATING TO CHARITABLE CONTRIBUTIONS	40

Stockholder Proposal	40
Supporting Statement	40
Board of Directors’ Statement in Opposition to the Stockholder Proposal Relating to Charitable Contributions	41

OTHER BUSINESS	42

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING	42

EXHIBIT A: CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE	43

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NORTHERN TRUST CORPORATION

50 South LaSalle Street

Chicago, Illinois 60603

March 13, 2006

PROXY STATEMENT

INTRODUCTION

Our 2006 annual meeting of stockholders will be held on Tuesday, April 18, 2006 at 10:30 a.m., Chicago time, at the office of Northern Trust Corporation (the “Corporation”) located on the northwest corner of LaSalle Street and Monroe Street in Chicago, Illinois. We invite you to attend the annual meeting and vote your shares directly.

You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by telephone or through the Internet or you may complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. Instructions for voting by telephone or through the Internet can be found on the enclosed proxy card.

The Corporation’s board of directors is soliciting your proxy to encourage your participation in the voting at the annual meeting. This proxy statement provides you with information about each proposal and other matters that you may find useful in voting your shares.

On March 13, 2006, we began mailing this proxy statement and the enclosed proxy card to all stockholders entitled to vote at the annual meeting. Also enclosed is our 2005 annual report to stockholders which consists of the 2005 summary annual report and the 2005 financial annual report and contains detailed information about the Corporation’s activities and financial performance in 2005.

VOTING

Who May Vote

Record holders of the Corporation’s common stock at the close of business on February 27, 2006 may vote at the annual meeting. On that date, the Corporation had 217,936,559 shares outstanding. The shares of common stock held in the Corporation’s treasury will not be voted.

You are entitled to one vote for each share of common stock that you owned of record at the close of business on February 27, 2006. The enclosed proxy card indicates the number of shares you are entitled to vote at the annual meeting. You may vote cumulatively in the election of directors, a process described below under “Election of Directors.”

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote your proxy promptly.

If you are a “stockholder of record” (that is, if you hold your shares of the Corporation’s common stock in your own name), you may vote your shares by proxy using any of the following methods:

•	telephoning the toll-free number listed on the proxy card;

•	using the Internet site listed on the proxy card; or

•	completing, signing, dating and returning the proxy card in the postage-paid envelope provided.

The telephone and Internet voting procedures set forth on the proxy card are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been properly recorded. If you vote by telephone or through the Internet, you should not return your proxy card.

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of the Corporation’s common stock through a broker, bank or other nominee), you will receive voting instructions (including instructions, if any, on how to vote by telephone or through the Internet) from the record holder that you must follow in order to have your shares voted at the annual meeting.

If you own shares of common stock as a participant in the Northern Trust Company Thrift-Incentive Plan (“TIP”), or shares in any other employee benefit plan of the Corporation, you will receive a voting instruction card that covers the shares credited to each of your plan accounts.

Whether you vote by mail, telephone or Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the board of directors:

Item 1	—	FOR the election of each nominee for director;

Item 2	—	FOR the ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

Item 3	—	FOR the approval of an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting to allow for adoption of a majority vote standard in the election of directors; and

Item 4	—	AGAINST the stockholder proposal relating to charitable contributions, if it is properly presented at the annual meeting.

The proxy holders are authorized to vote as they shall determine in their sole discretion on any other business that may properly come before the annual meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting by:

•	Sending a written notice of revocation to the Corporate Secretary at the address indicated on the first page of this proxy statement;

•	Submitting another signed proxy card with a later date;

•	Voting by telephone or through the Internet at a later date; or

•	Attending the annual meeting and voting in person.

Voting in Person

You may come to the annual meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, to be able to vote at the meeting you must obtain a proxy, executed in your favor, from the record holder of your shares, indicating that you were the beneficial owner of the shares on February 27, 2006, the record date for voting.

Householding Information

We are delivering only one annual report and proxy statement to record stockholders who share the same address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please call 312-444-7030 or mail a request to the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement. We will deliver the requested documents promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold stock in the Corporation in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact the Corporation’s transfer agent (Wells Fargo Bank, N.A., Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854; Telephone: 877-602-7615) with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Quorum and Vote Required for Approval

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if a majority of the outstanding shares is present in person or by proxy at the annual meeting. Abstentions and broker non-votes, if any, will be counted as present for purposes of establishing a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Inspectors of election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the annual meeting. In the event a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

The following table indicates the vote required for approval of each item to be presented to the stockholders at the annual meeting and the effect of “withhold” votes, abstentions and broker non-votes.

Item	Required Vote	Effect of “Withhold” Votes/ Abstentions/Broker Non-Votes

Item 1—Election of Directors	Plurality of all votes cast (the 13 nominees for director who receive the most votes will be elected)	None.

Item 2—Ratification of the appointment of KPMG as the Corporation’s independent registered public accounting firm for fiscal 2006	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	• Abstentions will have the effect of a vote AGAINST ratification. • Broker non-votes will have no effect on the voting for this item.

Item 3—Approval of an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting to allow for adoption of a majority vote standard in the election of directors	Affirmative vote of a majority of the outstanding shares of common stock	• Abstentions will have the effect of a vote AGAINST approval of the amendment. • Broker non-votes will have the effect of a vote AGAINST approval of the amendment.

Item 4—Stockholder Proposal Relating to Charitable Contributions	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	• Abstentions will have the effect of a vote AGAINST this stockholder proposal. • Broker non-votes will have no effect on the voting for this item.

Solicitation of Proxies

The Corporation will pay all costs of soliciting proxies. The Corporation has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $12,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we may also use our officers and employees to solicit proxies either personally or by telephone, Internet, letter or facsimile.

ADMITTANCE TO THE ANNUAL MEETING

Stockholders as of the record date, or their duly appointed proxies, may attend our annual meeting on April 18, 2006, and each may be accompanied by one guest. Registration will begin at 9:30 a.m., and seating will begin at 10:00 a.m. If you attend, please note that you will need an admission ticket or proof of ownership of Northern Trust common stock to enter the meeting. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Northern Trust stockholder. Also, you may be asked to present valid picture identification, such as a driver’s license or passport. For safety and security reasons, cameras and recording devices will not be permitted in the meeting.

For stockholders of record, an admission ticket is enclosed. Please bring the admission ticket with you to the meeting.

If your shares of common stock are held by a broker, bank or other nominee in street name, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

ITEM 1—ELECTION OF DIRECTORS

Stockholders will be asked to elect 13 directors at this year’s annual meeting. Set forth below is detailed information with respect to the 13 nominees, 12 of whom are currently serving as directors of the Corporation and of its principal subsidiary, The Northern Trust Company (the “Bank”). Robert A. Helman, a director of the Corporation since 1986, has reached retirement age under the Corporation’s Corporate Governance Guidelines and will not stand for re-election as a director at the annual meeting. Linda Walker Bynoe, a new director nominee, will stand for election to Mr. Helman’s vacated seat. The board of directors approved the slate of 13 nominees, including Ms. Bynoe, on the recommendation of the Corporate Governance Committee. In developing a list of potential candidates to fill Mr. Helman’s vacated seat, the Corporate Governance Committee worked with a third-party search firm. During the course of discussions with the search firm, both the Chairman of the Corporate Governance Committee and the Chief Executive Officer identified Ms. Bynoe as an individual deserving of consideration. The search firm reviewed prospective director candidates and presented a list of them that included Ms. Bynoe to the Corporate Governance Committee for its consideration.

Each of the 13 director nominees has consented to serve as a director if elected at this year’s annual meeting. Each nominee elected as a director will serve until the next annual meeting and until his or her successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, your proxy may be voted for the election of another nominee proposed by the board or the board may reduce the number of directors to be elected at the annual meeting.

The enclosed proxy card provides instructions on how to vote for all nominees or to withhold authority to vote for all or one or more nominees. You have cumulative voting rights in the election of directors, meaning that your total number of votes equals the number of your shares of common stock multiplied by 13, the number of directors to be elected. You may allocate these cumulative votes equally among the nominees or otherwise as you specify on the enclosed proxy card. Unless you choose a different allocation and so mark on your proxy card, it is expected that the proxy holders will allocate cumulative votes equally among all nominees for whom authority to vote has not been withheld. However, the proxy holders will have the discretion to allocate cumulative votes differently among those for whom authority to vote has not been withheld, so as to elect all or as many nominees as possible depending on the circumstances at the annual meeting. If you wish to exercise your right to cumulative voting, you must provide us with written instructions on the enclosed proxy card; you may not exercise this right by voting by telephone or through the Internet. Please note that the Corporation is submitting for stockholder approval in this proxy statement a proposal to approve an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors. This proposal will not affect your cumulative voting rights in this year’s election of directors but, if the proposal is approved, it would eliminate your cumulative voting rights in the election of directors in future years.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

The following information about the nominees for election to the board of directors of the Corporation at the 2006 annual meeting of stockholders is as of December 31, 2005, unless otherwise indicated.

DUANE L. BURNHAM, Director since 1997, Age 63 Retired Chairman and Chief Executive Officer, Abbott Laboratories since April 1999 (Global diversified health care products and services company).

LINDA WALKER BYNOE, Age 53

President and Chief Executive Officer, Telemat Ltd. since January 1995 (Project management and consulting firm).

Ms. Bynoe is a director of Anixter International Inc., Dynegy Inc., Fidelity Life Association, Prudential Retail Mutual Funds, and Simon Property Group, Inc.

SUSAN CROWN, Director since 1997, Age 47

Vice President, Henry Crown and Company since 1984 (Company with diversified manufacturing operations, real estate and securities).

Ms. Crown is a director of Illinois Tool Works Inc. and a trustee of Yale University and Rush-Presbyterian-St. Luke’s Medical Center in Chicago.

DIPAK C. JAIN, Director since 2004, Age 48

Dean, Kellogg School of Management, Northwestern University since July 2001, Sandy and Morton Goldman Professor in Entrepreneurial Studies since September 1994, Professor of Marketing since September 1993, Associate Dean for Academic Affairs from July 1996 to June 2001, and member of the Faculty since September 1986 (Educational institution); Visiting Professor of Marketing, Sasin Graduate Institute of Business Administration, Chulalongkorn University, Bangkok, Thailand since October 1989 (Educational institution).

Mr. Jain is a director of Deere & Company, Hartmarx Corporation, and Peoples Energy Corporation.

ARTHUR L. KELLY, Director since 1988, Age 68

Managing Partner, KEL Enterprises L.P. since 1982 (Holding and investment partnership).

Mr. Kelly is a director of BASF Aktiengesellschaft, Bayerische Motoren Werke (BMW) A.G., Deere & Company, and Snap-on Incorporated.

ROBERT C. McCORMACK, Director since 2000, Age 66

Advisory Director, Trident Capital since 2004 and Managing Director from 1993 to 2004 (Venture capital firm); Co-Founder and Co-Chairman, Trident Capital, Inc. since 1993.

Mr. McCormack is a director of DeVry Inc., Illinois Tool Works Inc., and MeadWestvaco Corporation.

EDWARD J. MOONEY, Director since 1996, Age 64

Retired Délégué General-North America since March 2001, Suez Lyonnaise des Eaux (Worldwide provider of energy, water, waste and communications services); Retired Chairman and Chief Executive Officer, Nalco Chemical Company since March 2000 (Manufacturer of specialized service chemicals acquired by Suez Lyonnaise des Eaux in November 1999).

Mr. Mooney is a director of Cabot Microelectronics Corporation, FMC Corporation, and FMC Technologies, Inc.

WILLIAM A. OSBORN, Director since 1994, Age 58

Chairman since October 1995, Chief Executive Officer since June 1995 and President from January 2003 to February 2006 of the Corporation and the Bank.

Mr. Osborn is a director of Caterpillar Inc., NICOR, Inc. (until April 2006), Tribune Company, and a Class A Director of the Federal Reserve Bank of Chicago.

JOHN W. ROWE, Director since 2002, Age 60

Chairman, President and Chief Executive Officer, Exelon Corporation since November 2004, Chairman and Chief Executive Officer since April 2002, President from October 2000 to April 2003, and Co-Chief Executive Officer from October 2000 to April 2002 (Energy company formed through the merger of Unicom Corporation and PECO Energy Company in October 2000).

Mr. Rowe is a director of Sunoco Corporation.

HAROLD B. SMITH, Director since 1974, Age 72

Chairman of the Executive Committee, Illinois Tool Works Inc. since 1982 (Manufacturer and marketer of engineered components and industrial systems and consumables).

Mr. Smith is a director of Illinois Tool Works Inc. and W. W. Grainger, Inc.

WILLIAM D. SMITHBURG, Director since 1981, Age 67

Retired Chairman, President and Chief Executive Officer, The Quaker Oats Company since October 1997 (Worldwide manufacturer and marketer of beverages and grain-based products).

Mr. Smithburg is a director of Abbott Laboratories, Corning Incorporated, and Smurfit-Stone Container Corporation.

CHARLES A. TRIBBETT III, Director since 2005, Age 50

Managing Director, Russell Reynolds Associates since December 1989, Co-Area Manager of the Chicago office since December 1994, and Co-Leader of the firm’s CEO/Board Services Practice since December 1995 (Global recruiting firm).

FREDERICK H. WADDELL, Director since February 2006, Age 52

President and Chief Operating Officer of the Corporation and the Bank since February 2006 and Executive Vice President of the Bank from September 1997 to February 2006 and of the Corporation from March 2003 to February 2006. Mr. Waddell currently serves as President of the Corporate and Institutional Services Business Unit.

BOARD AND BOARD COMMITTEE INFORMATION

Audit Committee

Current Members: Directors Burnham (Chair), Crown, Jain, Mooney and Rowe

Number of Meetings in 2005: Six

Oversight Activities:

•	Appoints and evaluates the performance and independence of the Corporation’s independent registered public accounting firm
•	Meets with internal audit representatives; receives and discusses the internal audit program and the results of examinations
•	Meets with the Corporation’s independent registered public accounting firm; reviews and discusses their reports issued with respect to the Corporation’s annual financial statements and internal control structure

The board of directors has determined that, in its opinion, all current members of the Corporation’s Audit Committee are “independent” directors as defined by The Nasdaq Stock Market, Inc. (“Nasdaq”), and that Messrs. Burnham, Mooney and Rowe are “audit committee financial experts,” as defined by the Securities and Exchange Commission (“SEC”).

The board of directors of the Corporation has adopted a formal charter, most recently revised in April 2005, that governs the duties and responsibilities of the Audit Committee. The Audit Committee charter is available on the Corporation’s website at www.northerntrust.com and is available in print to any stockholder who requests it in writing from the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Compensation and Benefits Committee

Current Members: Directors Mooney (Chair), Crown, Kelly, McCormack and Smithburg

Number of Meetings in 2005: Five

Oversight Activities:

•	Meets with internal human resources representatives and outside consultants and reviews compensation policy and executive compensation levels
•	Recommends stock and cash benefit and incentive plans, programs and payments
•	Administers certain stock and cash benefit and incentive plans and programs
•	Oversees management development and succession planning

The board of directors has determined that, in its opinion, all current members of the Corporation’s Compensation and Benefits Committee are “independent” directors as defined by Nasdaq.

The board of directors of the Corporation has adopted a formal charter that governs the duties and responsibilities of the Compensation and Benefits Committee. The Compensation and Benefits Committee charter is available on the Corporation’s website at www.northerntrust.com and is available in print to any stockholder who requests it in writing from the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Corporate Governance Committee

Current Members: Directors Smithburg (Chair), Burnham, Smith and Tribbett

Number of Meetings in 2005: Four

Oversight Activities:

•	Evaluates and recommends candidates for nomination to the board of directors
•	Recommends structure and membership of board committees
•	Considers candidates for the board recommended by stockholders

The board of directors has determined that, in its opinion, all current members of the Corporation’s Corporate Governance Committee are “independent” directors as defined by Nasdaq.

The board of directors of the Corporation has adopted a formal charter that governs the duties and responsibilities of the Corporate Governance Committee. The Corporate Governance Committee charter is available on the Corporation’s website at www.northerntrust.com and is available in print to any stockholder who requests it in writing from the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Other Committees

The Corporation’s board of directors has three other standing committees. The Business Strategy Committee, whose members are Directors Kelly (Chair), Helman, Jain, Rowe and Smith, reviews the policies, strategies and performance of the various business units of the Corporation. The Business Risk Committee, whose members are Directors Smith (Chair), Helman, McCormack, and Tribbett reviews the risks inherent in extending credit, managing assets and liabilities, and providing fiduciary services and other related matters. The Executive Committee, whose members are Directors Osborn (Chair), Kelly, Mooney, Smith and Smithburg, meets as required and may exercise the powers of the board in the management of the business and affairs of the Corporation when the board is not in session, subject to limitations imposed by law and the by-laws of the Corporation.

Meetings

The Corporation’s board of directors held six meetings during 2005. All persons who were directors during 2005 attended at least 75% of these meetings and meetings of committees on which they served, except for Mr. Kelly who attended 66% of such meetings. All of the directors attended the 2005 annual meeting of stockholders.

Director Compensation

General.  Directors who are employees of the Corporation receive no additional compensation for serving on the board of directors or on any board committee.

Non-employee directors received the compensation described below for their services in 2005. Non-employee director compensation in 2006 will remain the same as it was in 2005.

Cash Compensation.  In 2005, non-employee directors received the following cash fees for their service on the board:

Annual Retainer	$60,000
Attendance Fee for Board and Committee Meetings	$1,500
Additional Fee for the Chairman of each Board Committee (other than the Executive Committee)	$10,000
Additional Fee for Audit Committee Members (including the Chairman)	$5,000

All non-employee directors are also eligible to receive a per diem fee of $1,000 when required to attend orientation meetings or to perform specific services on behalf of the Corporation. The Corporation paid $8,000 for such services in 2005.

Equity Compensation.  In January 2005, each non-employee director received a grant of stock units under the Northern Trust Corporation 2002 Stock Plan (the “2002 Plan”) equal in value to $60,000, with the actual number of stock units (1,336.75 stock units, which included 800 previously awarded stock units that were scheduled to vest in 2005) determined by the average of the high and low sale prices of the common stock on the date of the 2005 annual meeting of stockholders. All of these stock units vested on the date of the 2005 annual meeting of stockholders and were distributed on a one-for-one basis in shares of common stock to each non-employee director, unless the non-employee director elected to defer receipt of the shares. In February 2006, the non-employee directors (other than Mr. Helman who is not standing for re-election) received a grant of stock units equal in value to $60,000, with the actual number of stock units to be determined by the average of the high and low sale prices of the common stock on the date of the 2006 annual meeting of stockholders. These stock units will vest on the date of the 2007 annual meeting of stockholders. Stock units do not have voting rights. Dividend equivalents on the stock units are paid on a current basis prior to vesting and distribution. Each stock unit entitles a director to one share of common stock.

Deferral of Compensation.  Non-employee directors may elect to defer payment of their cash compensation and stock units until termination of their service as directors. Any deferred cash compensation is converted into stock units representing shares of common stock. The value of each such stock unit is based upon the market price of the stock at the end of the calendar quarter for which the cash compensation would have been paid. Dividend equivalents on all deferred stock units are paid quarterly to a cash account and accrue interest at an interest rate determined from time to time by the Compensation and Benefits Committee. Deferred cash compensation and dividend equivalents will be paid out in cash, and deferred stock units will be distributed in stock, in each case in a lump sum or in up to 10 annual installments at the election of the director.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that, in its opinion, all current directors of the Corporation (other than William A. Osborn, the Chairman and Chief Executive Officer of the Corporation and of the Bank, and Frederick H. Waddell, the President and Chief Operating Officer of the Corporation and of the Bank) are “independent” directors as defined under applicable Nasdaq rules. In making its determinations of independence, the board considered certain categorical standards of independence as set forth in stock exchange corporate governance rules and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Corporation that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). In each case, the Corporation’s directors, other than Mr. Osborn and Mr. Waddell, could be determined to be independent under the categorical standards considered by the board, which are attached as Exhibit A to this proxy statement.

Executive Sessions

The independent directors of the Corporation meet in executive sessions separate from management at least twice a year. The independent directors met in such executive sessions four times during 2005. The chairman of the Corporate Governance Committee or, in his or her absence, the chairman of the Audit, Compensation and Benefits, Business Risk, or Business Strategy Committees presides at the executive sessions of the independent directors.

Corporate Governance Guidelines

The Corporation has had Corporate Governance Guidelines in place since May 2000. The Corporate Governance Committee is responsible for reviewing and reassessing at least annually the adequacy of the Corporate Governance Guidelines and recommending any changes to the board of directors for its approval. The Corporate Governance Guidelines embody many of the Corporation’s long-standing practices and incorporate new policies and procedures that strengthen its commitment to corporate governance best practices. A copy of the Corporate Governance Guidelines is available on the Corporation’s website at www.northerntrust.com and is available in print to any stockholder who requests it in writing from the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Director Nominations and Qualifications

The Corporate Governance Committee is responsible for considering, evaluating and recommending candidates for director. The Committee will consider persons nominated by stockholders in accordance with the nomination procedures specified in the Corporation’s by-laws or otherwise recommended by stockholders. The Corporation’s by-laws provide that stockholders may propose director nominations only if they give timely written notice, directed to the attention of the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement, not less than 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. The notice must contain the information required by the by-laws. Stockholders may recommend candidates for director by following the procedures for communicating with directors described below under “—Communications with the Board and Independent Directors.” The Committee uses the same process for considering, evaluating and recommending director candidates, regardless of whether a candidate is recommended by a stockholder, director, officer, third-party search firm or any other person or group.

In its evaluation of director candidates, including persons recommended by stockholders, the Committee considers the factors specified in the Corporation’s Corporate Governance Guidelines, including the nature of the expertise and experience required for the performance of the duties of a director of a corporation engaged in the Corporation’s business and such matters as: relevant business and industry experience; professional background; age; current employment; community service and other board service. The Committee also considers the racial, ethnic and gender diversity of the board in assessing individual candidates. The Committee seeks to identify, as candidates for director, persons with a reputation for and record of integrity and good business judgment who (i) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (ii) are free from conflicts of interest that could interfere with a director’s duties to the Corporation and its stockholders, and (iii) are willing and able to make the necessary commitment of time and attention required for effective board service. The Committee also takes into account a candidate’s level of financial literacy, and monitors the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. A full listing of the characteristics and qualifications of director candidates considered by the Committee is set forth in the Corporate Governance Guidelines on the Corporation’s website at www.northerntrust.com. Following its evaluation process, the Committee recommends its director nominees to the full board of directors, and the board makes the final determination of director nominees based on its consideration of the Committee’s recommendation and report.

Communications with the Board and Independent Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Corporation, including recommendations of candidates for director, to the board of directors or to any member of the board of directors by writing to them at the following address:

Northern Trust Corporation

Attention: [Board of Directors]/[Board Member]

c/o Corporate Secretary

Northern Trust Corporation

50 South LaSalle Street, M-9

Chicago, Illinois 60603

Communications directed to the independent directors should be sent to the attention of the Chairman of the Corporate Governance Committee, c/o the Corporate Secretary, at the address indicated above.

Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee of the board of directors may communicate those concerns to the Audit Committee or its Chairman, using the address indicated above.

A majority of the independent directors of the Corporation have approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to the board of directors. Any written communication regarding accounting, internal accounting controls or other matters are processed in accordance with procedures adopted by the Audit Committee.

Code of Business Conduct and Ethics

The board of directors of the Corporation has adopted a Code of Business Conduct and Ethics to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest,

•	promote full, fair, accurate, timely and understandable disclosure;

•	promote compliance with applicable laws and governmental rules and regulations;

•	ensure the protection of the Corporation’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	deter wrongdoing.

The Code satisfies applicable SEC and Nasdaq requirements and applies to all directors, officers (including the Corporation’s principal executive officer, principal financial officer, principal accounting officer and controller) and employees of the Corporation and its subsidiaries. A copy of the Code is available on the Corporation’s website at www.northerntrust.com. The Corporation intends to disclose any amendments to the Code, and all waivers from the Code for directors and executive officers, by posting such information on its website.

Certain Relationships and Related Transactions

Directors and executive officers of the Corporation, as well as members of their immediate families and various corporations and other entities associated with the directors, were clients of and had transactions with the Corporation and its subsidiaries in the ordinary course of business during 2005. These transactions included loans; purchases, sales and placements of investment securities and other financial instruments; fiduciary transactions; deposits; and other purchase, sale and finance transactions. Similar transactions may occur in the ordinary course of business in the future. All loans were made on a non-preferential basis and did not involve more than the normal risk of collectibility or present other unfavorable terms. All loans made to directors and executive officers of the Corporation are permitted under the provisions of the Sarbanes-Oxley Act of 2002. Transactions in 2005 involving services provided by the Corporation to its directors and executive officers did not result in payments or fees that were material to the gross revenues of the Corporation.

In the ordinary course of business, the Corporation uses the products and services of organizations of which the Corporation’s directors are directors or executive officers. Transactions in 2005 involving the purchase of products and services did not result in payments that were material to the gross revenues of the organization with which a director was associated. Mr. Helman, a director of the Corporation who will retire at the 2006 annual meeting of stockholders, is a partner in the law firm of Mayer, Brown, Rowe & Maw, which renders legal services to the Corporation and its subsidiaries.

Compensation and Benefits Committee Interlocks and Insider Participation

None of the members of the Compensation and Benefits Committee is or ever was an officer or employee of the Corporation or any of its subsidiaries. Members of the committee, as well as members of their immediate families and various corporations and other entities associated with such members, may have loans with the Bank and other transactions with the Corporation and its subsidiaries. All loans were made on a non-preferential basis and did not involve more than the normal risk of collectibility or present other unfavorable terms. All loans made to members of the Compensation and Benefits Committee are permitted under the provisions of the Sarbanes-Oxley Act of 2002.

SECURITY OWNERSHIP OF THE BOARD AND MANAGEMENT

The following table shows the beneficial ownership of the Corporation’s common stock for each director and director nominee, each executive officer named in the Summary Compensation Table elsewhere in this proxy statement and all directors and executive officers of the Corporation as a group, as of January 1, 2006.

	Common Stock (1) and Stock Units (2) Owned as of January 1, 2006
Name	No. of Shares		Percent of Class	No. of Stock Units

Duane L. Burnham	2,000		*	20,699.75
Linda Walker Bynoe	2,000	(3)	*	0
Susan Crown	12,400		*	2,936.75
Robert A. Helman	7,200		*	19,259.75
Dipak C. Jain	1,000		*	5,122.75
Arthur L. Kelly	88,866		*	16,786.75
Robert C. McCormack	7,331,732	(4)	3.36%	5,336.75
Edward J. Mooney	7,200		*	2,936.75
William L. Morrison	436,837	(5)	*	51,000
William A. Osborn	2,194,672	(5)	1.01%	349,765
John W. Rowe	1,000		*	9,653.75
Harold B. Smith	13,571,465	(6)	6.22%	536.75
William D. Smithburg	8,300		*	57,699.75
Timothy J. Theriault	352,505	(5)	*	49,000
Terence J. Toth	296,303	(5)	*	35,000
Charles A. Tribbett III	1,000		*	2,622.75
Frederick H. Waddell	515,388	(5)	*	47,000
All directors and executive officers as a group	21,530,800	(5)(6)(7)	9.87%	878,857.25
*Less than one percent of the outstanding common stock.

(1) The information contained in this table was furnished to the Corporation by the individuals named in the table and reflects the SEC’s definition of beneficial ownership. Except as noted below, the nature of beneficial ownership for shares shown in this table is sole voting and/or investment power (including shares as to which spouses and minor children of the individuals covered by this table have such power).

(2) All stock units shown in the table are vested, except for the following unvested stock units held by the named executive officers: Mr. Morrison, 51,000 unvested stock units; Mr. Osborn, 146,000 unvested stock units; Mr. Theriault, 49,000 unvested stock units; Mr. Toth, 35,000 unvested stock units; and Mr. Waddell, 47,000 unvested stock units. Stock units held by directors and executive officers do not have voting rights.

(3) As of March 2, 2006, Ms. Bynoe owned 2,000 shares of common stock.

(4) Robert C. McCormack, as co-trustee with the Bank, Harold B. Smith and one other individual, shares voting and investment power for 4,896,856 shares or 2.24% of the outstanding common stock. As co-trustee with the Bank, he shares voting and investment power for 2,211,568 or 1.01% of the outstanding common stock. With respect to 117,000 shares or .05% of the outstanding common stock, he serves as co-trustee with the Bank and has sole voting and investment power. In addition, Mr. McCormack has sole voting and investment power as to 78,457 shares or .04% of the outstanding common stock that are held in a family partnership of which he is the general partner.

(5) The number of shares shown includes shares issuable pursuant to stock options exercisable within 60 days after January 1, 2006, as follows: Mr. Morrison, 384,732 shares; Mr. Osborn, 1,661,639 shares; Mr. Theriault, 312,206 shares; Mr. Toth, 269,879 shares; Mr. Waddell, 363,509 shares; and all directors and executive officers as a group, 4,410,608 shares.

(6) See note 3 to the “Security Ownership of Certain Beneficial Owners” table.

(7) Effective January 1, 2006, the Compensation and Benefits Committee approved stock ownership target guidelines for the Corporation’s executive officers and directors. For information about the stock ownership target guidelines, see “Compensation and Benefits Committee Report—Executive Compensation Policies and Practices—Stock Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and executive officers, and beneficial owners of more than 10% of the Corporation’s stock, if any, to file with the SEC initial reports of ownership and reports of changes in ownership of any securities of the Corporation. Copies of these reports must also be provided to the Corporation.

To the Corporation’s knowledge, all the Corporation’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s stock made on a timely basis all filings required during 2005, except that (i) Timothy P. Moen, an Executive Vice President of the Corporation, filed a late Form 4 to report a sale of shares in connection with a required tax withholding on a scheduled distribution of stock units, (ii) Susan Crown, a director of the Corporation, filed a late Form 4 to report a stock unit grant, and (iii) Robert C. McCormack, a director of the Corporation, filed a late Form 4 to report a sale of shares. In making these disclosures, the Corporation relied on copies of the reports provided to the Corporation and written representations from reporting persons that no other reports were required.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table includes information concerning common stock ownership of stockholders who were the beneficial owners of more than 5% of the outstanding shares of the Corporation’s common stock as of January 1, 2006, unless otherwise indicated.

	Common Stock Owned (1) as of January 1, 2006
Name and Address	No. of Shares		Percent of Class
AXA Financial, Inc. (and affiliated entities) 1290 Avenue of the Americas New York, New York 10104	14,426,229	(2)	6.6%
Harold B. Smith 3600 West Lake Avenue Glenview, Illinois 60025-5811	13,571,465	(3)	6.22%
The Northern Trust Company 50 South LaSalle Street Chicago, Illinois 60675	13,075,213	(4)	5.99%

(1) The information contained in this table was furnished to the Corporation by the persons named in the table and reflects the SEC’s definition of beneficial ownership. The nature of beneficial ownership of the holdings shown in this table is set forth in notes 2 through 4 below.

(2) On a Schedule 13G jointly filed on February 14, 2006 by AXA Financial, Inc., its parent company, AXA, and certain other affiliated entities (collectively, the “Joint Filers”), the Joint Filers reported beneficial ownership of 14,426,229 shares, or 6.6% of the outstanding common stock, as of December 31, 2005. According to the Schedule 13G, these shares were beneficially owned by (i) Alliance Capital Management L.P. (an investment adviser and a subsidiary of AXA Financial, Inc.), (ii) AXA Equitable Life Insurance Company (an insurance company and investment adviser and a subsidiary of AXA Financial, Inc.), and (iii) AXA Rosenberg Investment Management LLC (an investment adviser and a subsidiary of AXA). Of the 14,426,229 beneficially owned shares, the Joint Filers reported sole voting power with respect to 10,917,425 shares, shared voting power with respect to 186,904 shares, sole dispositive power with respect to 14,400,987 shares and shared dispositive power with respect to 25,242 shares.

(3) Harold B. Smith serves as co-trustee and shares voting and investment power with various family members and the Bank with respect to 8,569,432 shares or 3.93% of the outstanding common stock. As co-trustee with the Bank, Robert C. McCormack and one other individual, he shares voting and investment power for 4,896,856 shares or 2.24% of the outstanding common stock. With respect to 86,273 shares or .04% of the outstanding common stock, he serves as co-trustee and shares voting and investment power with other family members. Mr. Smith also has sole voting and investment power over 5,304 shares or .01% of the outstanding common stock held in a trust, and shared voting and investment power over 13,600 shares or .01% of the outstanding common stock as co-trustee of two additional trusts.

(4) The Bank, as Trustee of the TIP, holds 13,075,213 shares or 5.99% of the outstanding common stock. Of these shares, 3,893,874 shares or 1.79% of the outstanding common stock are held in the Northern Trust Stock Fund of the TIP, and 9,181,339 shares or 4.21% of the outstanding common stock are held in the Former ESOP Fund of the TIP. TIP participants have the right to direct the Bank, as Trustee, to vote the shares held in their accounts, subject to Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Bank, as Trustee, will vote allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”) in the same proportion as the shares for which direction is received, except as otherwise provided in accordance with ERISA. Under the TIP, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares. With respect to investment power in the context of a tender offer, TIP participants have the right to direct the Bank, as Trustee, whether to tender shares held in their accounts, except to the extent such directions are contrary to ERISA. The Bank, as Trustee, shall not tender Undirected Shares, except as otherwise provided in accordance with ERISA.

In addition, as of January 1, 2006, the Bank and its affiliates individually acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own, hold or control through intermediaries in the aggregate 27,887,079 shares or 12.78% of the outstanding common stock over which the Bank and its affiliates have, directly or indirectly, sole or shared voting power and/or sole or shared investment power. No single trust or other fiduciary account holds a beneficial ownership interest in excess of 5%. Of these shares, the Bank and its affiliates have sole voting power with respect to 9,303,495 shares or 4.27% of the outstanding common stock, and they share voting power with respect to 17,903,147 shares or 8.21% of the outstanding common stock. They have sole investment power with respect to 5,279,950 shares or 2.42% of the outstanding common stock, and they share investment power with respect to 16,449,013 shares or 7.54% of the outstanding common stock.

As of January 1, 2006, Northern Trust directors and employees as a group beneficially owned over 15% of the Corporation’s common stock. In addition, the Corporation estimates that at least 3% of the Corporation’s common stock was beneficially owned by Northern Trust retirees as of January 1, 2006.

EXECUTIVE COMPENSATION

COMPENSATION AND BENEFITS COMMITTEE REPORT

General

The Compensation and Benefits Committee (the “Committee”) is responsible for overseeing the Corporation’s executive compensation program. The Committee is composed entirely of independent directors as defined by Nasdaq.

The Committee reviews the compensation of the Corporation’s executive officers, recommends director compensation, and provides strategic advice and direction with respect to the Corporation’s employee compensation, benefits and welfare policies, plans and programs. The Committee reviews and approves the compensation of the Corporation’s management committee, which includes the chief executive officer (“CEO”) and the other executive officers named in the Summary Compensation Table (together with the CEO, the “named executive officers”). For other executive officers of the Corporation, the Committee reviews and approves overall compensation policies and payment levels. The Committee regularly reports to, and seeks the advice of, the full board of directors on executive compensation decisions. The specific duties and responsibilities of the Committee, as summarized above under “Board and Board Committee Information—Compensation and Benefits Committee,” are set forth in the Compensation and Benefits Committee charter, which is available on the Corporation’s website at www.northerntrust.com.

Executive Compensation Philosophy

The Corporation’s executive compensation program is designed to attract, motivate and retain individuals who will contribute to the Corporation’s success and the creation of stockholder value. The Committee has adopted the following compensation criteria in order to achieve this objective:

•	Compensation should be “performance-based”: The Committee links short-term and longer-term financial rewards to the Corporation’s success by making a significant portion of the executive officers’ cash compensation variable and dependent on company, business unit and/or individual performance. The Committee believes that this component of executive compensation should increase if performance goals are achieved or exceeded and, correspondingly, should decrease if performance goals are not achieved.

•	Compensation should be “stockholder-aligned”: The Corporation’s executive compensation program emphasizes equity incentives in order to more sharply align the executive officers’ interests with those of the Corporation’s stockholders. The use of restricted stock units and stock options is designed to encourage and motivate executive officers to act as owners with an equity stake in the Corporation.

•	Compensation should be “competitive”: The Corporation’s executive compensation program is designed to compensate individuals at levels that are competitive with those of a peer group of 10-15 financial services organizations that share one or more of the following characteristics: lines of business similar to those of the Corporation; significant operations in the Corporation’s principal geographic areas; competitor of the Corporation for executive talent; and size, either overall or in particular lines of business, comparable to that of the Corporation.

Executive Compensation Policies and Practices

The Committee makes its executive compensation decisions after careful review and analysis of all information deemed relevant, including the following:

Total Compensation.  The Committee considers all components of the Corporation’s executive compensation program in total rather than looking at any one component in isolation. The Committee reviews summary sheets (sometimes referred to as tally sheets) showing the dollar value of the following components of compensation and benefits for each named executive officer during their recent history with the Corporation, including:

•	Base salary;

•	Annual cash incentive;

•	Deferred annual cash incentives, together with the interest paid thereon;

•	Outstanding equity awards, including annual stock options, bonus stock options, restricted stock units, restricted stock and performance shares, as applicable (valued in each case at current and projected levels based on certain assumptions regarding the Corporation’s stock price); and

•	Retirement benefits, consisting of amounts under qualified and non-qualified defined benefit and defined contribution plans (valued at current and projected levels based on certain assumptions regarding earnings rates, employee contributions, employer contributions, and eligible compensation).

At its February meeting each year, the Committee reviews the compensation and benefits of each named executive officer of the Corporation. It sets base salaries (effective April 1) and approves equity incentive awards for the current year and determines annual cash incentives for the year just concluded. Total compensation is determined within the context of providing an appropriate mix of cash and equity incentives.

The summary sheet (or tally sheet) used by the Committee in connection with its review of the compensation and benefits paid or provided to the CEO for 2005 is described below under “—CEO Compensation.”

Perquisites.  The Committee also considers and reviews the appropriateness of each perquisite provided to the executive officers of the Corporation. Perquisites provided in 2005 included: (i) an allowance for financial consulting/tax return preparation services, (ii) payment of expenses associated with limited personal use of company automobiles and tax reimbursement for the business use of company automobiles, (iii) payment of club dues associated with limited personal use of club memberships provided for business use, (iv) payment of the aggregate incremental cost associated with the personal use of aircraft hours, and (v) housing subsidy and tax equalization payments for one executive officer in connection with an out-of-state relocation for business reasons. The aggregate incremental cost to the Corporation of all such perquisites was less than $15,000 for 2005 for each named executive officer, except that the aggregate incremental cost of all perquisites provided to Mr. Osborn for 2005 was $72,492. Perquisites paid to the named executive officers are shown in the “Other Annual Compensation” column of the Summary Compensation Table and the related footnote presented elsewhere in this proxy statement.

Peer Group Information.  The Committee considers the competitive marketplace for guidance on the design of incentive pay programs and the levels of base salary and incentive pay. In 2005, the companies comprising the Corporation’s peer group were: The Bank of New York Company, Inc., Comerica Incorporated, Fifth Third Bancorp, KeyCorp, Mellon Financial Corporation, National City Corporation, The PNC Financial Services Group, Inc., State Street Corporation, SunTrust Banks, Inc., U.S. Bancorp, Wachovia Corporation and Wells Fargo & Company, all of whom are included in the Keefe, Bruyette & Woods 50 Index, a market-capitalization-weighted bank-stock index used by the Corporation in its Five-Year Cumulative Total Return graph presented elsewhere in this proxy statement.

Management and Compensation Consultant Input.  The Committee considers the input of the Corporation’s management including, in particular, the Human Resources Department, and an outside compensation consultant in making its executive compensation decisions. The Human Resources Department collects all relevant historical and peer company compensation information and works at the behest of the Committee in setting preliminary compensation levels for the Corporation’s executive officers. In reviewing the compensation of executive officers other than the CEO, the Committee takes the CEO’s counsel and recommendations into account. The outside compensation consultant retained by the Committee provides information regarding competitive market data, relevant legal and regulatory requirements, and corporate best practices. The consultant works closely with the Committee in designing total compensation packages and in making executive compensation decisions with respect to the Corporation’s executive officers that are consistent with stockholders’ long-term interests. The consultant also responds to and makes compensation recommendations in light of specific performance criteria and other factors relevant to the Corporation.

Stock Ownership Target Guidelines.  The Committee reviews the stock ownership and stock retention levels of the Corporation’s executive officers in making its executive compensation decisions. In 2005, the Committee approved stock ownership target guidelines for the Corporation’s executive officers and directors, effective January 1, 2006. The target guidelines identify a minimum number of shares of common stock that executive officers and directors are expected to accumulate and hold within five years. The specific stock ownership target guidelines are based on the lesser of (i) a multiple of base salary ranging from two to five times and (ii) a fixed number of shares, depending upon the executive officer’s position and responsibilities. The target guideline applicable to the CEO is the lesser of shares equal to five times base salary or 125,000 shares. For directors, the target guideline is the lesser of shares equal to five times the annual retainer or 10,000 shares, of which 1,000 shares are expected to be owned within the first year of joining the board and the remainder are expected to be owned within five years of joining the board. In all cases, the calculation of shares of common stock includes shares purchased on the open market, shares owned jointly with or separately by spouses and children, shares held through the TIP (the Corporation’s 401(k) plan) and the Supplemental TIP, shares obtained through stock option exercises (but not including unexercised stock options) and stock award distributions, vested stock units and 50% of unvested restricted stock units and stock awards. In addition, there is an expectation that executive officers and directors will retain 75% of the net shares received from stock awards and stock options, after deductions for taxes and option exercise costs, regardless of whether the stock ownership target guideline has been met.

Deductibility.  The Committee views the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) as an important factor to be considered in determining the forms and amounts of executive compensation. The Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program. Base salary and the amounts reflected in the other annual compensation and all other compensation columns of the Summary Compensation Table do not by their nature qualify as “performance based compensation” under Section 162(m). The Corporation has taken appropriate steps, including obtaining stockholder approval, to qualify its annual cash incentive plan (the Management Performance Plan) and its 2002 Stock Plan as “performance based compensation” so that cash awards under the Management Performance Plan and stock options under the 2002 Stock Plan are fully deductible. The Corporation also provides in its restricted stock agreements under the 2002 Stock Plan that the payment of the restricted stock units is mandatorily deferred to the first year in which it would result in deductible compensation. As a result, in 2005, substantially all compensation paid to the named executive officers was fully deductible.

Components of Executive Compensation

The Corporation’s executive compensation program has the following principal components: base salaries, annual cash incentives, and equity incentives, consisting of restricted stock units and stock options. The following summarizes actions taken by the Committee in connection with its review of 2005 compensation of the Corporation’s executive officers, including the named executive officers.

Base Salaries.  The Committee made adjustments to the base salaries of the Corporation’s executive officers in February 2005, effective April 1, 2005. Adjustments to the base salaries of the named executive officers are reflected in the “Salary” column of the Summary Compensation Table presented elsewhere in this proxy statement.

Base salary adjustments typically take into account the Corporation’s overall performance, together with an evaluation of an individual’s responsibilities, position, experience, performance, career progress and development. The Committee also considers the range of salary increases awarded to employees generally and reviews market surveys showing base salary information for comparable executive positions at peer group companies to ensure that this component of compensation is competitive. The Committee targets the base salaries of the Corporation’s executive officers at approximately the median of salaries for similar positions in the peer group companies used for comparison purposes. The Committee considers all of these factors without assigning particular weight to any single factor.

Annual Cash Incentives.  The Committee awarded annual cash incentives for 2005 to the Corporation’s executive officers at its February 2006 meeting under the provisions of the stockholder-approved Management Performance Plan (the “MPP”). Awards made to the named executive officers are shown in the “Bonus” column of the Summary Compensation Table presented elsewhere in this proxy statement.

The MPP authorizes the Committee to award annual cash incentives to participants in its discretion, subject to certain maximum award limitations discussed below. For 2005, the Committee approved MPP awards for the named executive officers, as a percentage of 2005 base salary ranging from 115% to 250% depending upon the individual involved, based upon the following factors:

•	The information referred to above under “—Executive Compensation Philosophy,” and “—Executive Compensation Policies and Practices;”

•	The recommendations of the CEO with respect to all named executive officers other than himself;

•	The contributions of the named executive officers to the Corporation’s overall 2005 performance;

•	Quantitative criteria relating to the Corporation’s performance in 2005 (specifically, return on equity, productivity ratio, earnings per share, and asset growth);

•	The Corporation’s net income for 2005 as compared to (i) its projected net income under the 2005 plan and (ii) the Corporation’s net income for 2004; and

•	For executive officers who were heads of the Corporation’s four Business Units in 2005, the performance of the Business Unit for which the executive officer was responsible in 2005 as compared to (i) its projected net income under the 2005 plan and (ii) its net income for 2004.

The Committee reviews the approved awards to be sure that they do not exceed the following maximum award limitations fixed by the MPP: (i) the award for the chairman and CEO may not exceed 0.6% of consolidated net income (or $3,506,400 for 2005), (ii) the award for the president and chief operating officer (if different from the chairman and CEO) may not exceed 0.4% of consolidated net income (or $2,337,600 for 2005), and (iii) the award for each of the other MPP participants, including all of the named executive officers other than the CEO, may not exceed 0.3% of consolidated net income (or $1,753,200 for 2005).

Equity Incentives.  In February 2005, the Committee approved grants of restricted stock units and stock options to the Corporation’s executive officers under the provisions of the 2002 Plan, which was approved by stockholders in 2002. Grants of restricted stock units made to the named executive officers are shown in the “Restricted Stock Awards” column of the Summary Compensation Table presented elsewhere in this proxy statement. Grants of stock options made to the named executive officers are shown in the “Securities Underlying Options” column of the Summary Compensation Table and in the “Option Grants in Last Fiscal Year” table, each presented elsewhere in this proxy statement. At its February 2006 meeting, the Committee approved the 2006 grants of restricted stock units, performance stock units and stock options to the Corporation’s executive officers.

The Committee historically has granted more stock options than restricted stock units. In approving equity incentives for the named executive officers in 2005, the Committee determined that it was appropriate to award approximately 70% of the estimated equity award value in the form of stock options and approximately 30% in restricted stock units. For 2006, the Committee introduced performance stock units (intended to be “performance based” compensation as defined in Section 162(m)) in granting the following combination of equity incentives to its executive officers based on the estimated value of the equity incentives (with the value of the stock options based on the Black-Scholes methodology and the value of the stock units based on the market price of the common stock on the date of grant): approximately 60% in stock options; approximately 20% in restricted stock units subject to time vesting; and approximately 20% in performance stock units subject to the satisfaction of a performance goal based on the Corporation’s average earnings per share growth over the three-year period ending December 31, 2008.

With respect to the 2005 equity incentives granted to the named executive officers, the Committee considered the information referred to above under “—Executive Compensation Philosophy,” and “—Executive Compensation Policies and Practices,” the fact that these equity awards raise minimal Section 162(m) concerns for the Corporation, the quantitative, qualitative, and other criteria outlined above with respect to the 2005 annual cash incentive, as well as the following additional factors:

•	The estimated value of the 2005 restricted stock unit award and the 2005 stock option award to the named executive officer;

•	The number of restricted stock units, stock options and other equity awards granted to the named executive officer in the last two years;

•	Retention by the named executive officer of prior restricted stock units, stock options and other equity awards received during the course of employment with the Corporation; and

•	A named executive officer’s base salary and annual cash incentive award in 2005.

— Stock Units.  Each stock unit entitles the award recipient to receive one share of stock in the year in which the award vests. Stock units vest over a specified vesting period determined by the Committee. The 2005 restricted stock units will vest at a rate equal to 33 1/3% on the third, fourth and fifth anniversary of the date of grant. Of the 2006 stock unit awards, the restricted stock units will vest at a rate equal to 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant, and the performance stock units will vest subject to the satisfaction of a performance goal based on the Corporation’s average earnings per share growth over the three-year period ending December 31, 2008. Dividend equivalents on the stock units are paid on a current basis prior to vesting and distribution. If the executive dies, becomes disabled, or retires during the vesting period, a pro-rated number of stock units will be distributable. In addition, if an executive who has reached age 55 leaves and does not compete with the Corporation during the vesting period, a pro-rated number of stock units is eligible for distribution at the completion of the vesting period. In other instances where the executive leaves the Corporation during the vesting period, the stock units are forfeited. Upon a change in control of the Corporation, all of the stock units become vested and distributable.

Distribution of restricted stock units subject to time vesting only is mandatorily deferred to the extent that distribution would result in compensation not being deductible by the Corporation under the provisions of Section 162(m). See “—Deductibility” above. If distribution of an award is deferred for this reason, the award becomes distributable in the first year in which it would result in deductible compensation.

—Stock Options.  Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and expire ten years after the date of the grant. This approach is designed to motivate the executive to contribute to the creation of stockholder value over the long term. Stock options vest over a specified vesting period determined by the Committee. The 2005 stock options vested 100% on March 31, 2005. The 2006 stock options will vest in equal installments over a four-year vesting period. If the executive dies or becomes disabled, the stock options (whether vested or unvested) become vested and may be exercised until the earlier of five years following death or disability or the expiration date of the option. If the executive retires, the stock options continue to vest in accordance with their terms and, once vested, may be exercised until the earlier of five years following retirement or the expiration date of the option. If the executive is a member of the Management Committee on the date of grant, is age 55 or older with a minimum of 10 years of employment on the date of termination of employment, and is not otherwise retirement-eligible, the stock options continue to vest and, once vested, may be exercised until the earlier of five years following termination of employment or the expiration date of the option. In other instances (other than termination due to severance where special rules apply), vested stock options expire on the earlier of three months following termination of employment and unvested stock options expire on termination of employment. Upon a change in control of the Corporation, all stock options become vested and exercisable.

CEO Compensation

The Committee considered all of the factors described above in approving the base salary, annual cash incentive and equity incentives paid for 2005 to Mr. Osborn as Chairman, CEO and President of the Corporation. The Committee also considered the information referred to above under “—Executive Compensation Philosophy,” and “—Executive Compensation Policies and Practices,” as well as the following additional factors:

•	The salary increase and the number of restricted stock units and stock options granted to the other executive officers and the employees as a whole in 2005;

•	The non-deductibility of annual base salary in excess of $1,000,000;

•	Mr. Osborn’s contributions to the Corporation’s strong performance in 2005 and his efforts with respect to the development of senior officers and succession planning at the Corporation and the Bank; and

•	The accomplishments with respect to CEO expectations in 2005.

The Committee also reviewed a “tally sheet” for 2005 with respect to Mr. Osborn’s compensation and benefits as CEO of the Corporation and specifically approved the following components of compensation paid to Mr. Osborn for 2005:

• Base salary	$1,000,000	(1)
• Annual cash incentive	$2,500,000	(2)
• Restricted stock units	$2,667,900	(3)
• Stock options	300,000 shares	(4)
• Perquisites	$72,492	(5)
• Corporation’s 2005 matching contributions under the Corporation’s defined contribution plans (TIP and Supplemental TIP)	$112,500	(6)

(1) Mr. Osborn’s base salary in 2005 was unchanged from his 2004 base salary.

(2) This is a discretionary award granted under the MPP. See “—Annual Cash Incentives” above.

(3) The value of the 60,000 restricted stock units awarded to Mr. Osborn is based on a price of $44.465 per share, the average of the high and low sale prices of the common stock on February 15, 2005 as reported by Nasdaq. The grant value does not apply any discount to the value of unvested restricted stock units that may not vest. Dividend equivalents of $51,600 were paid on the restricted stock units granted in 2005. See “—Equity Incentives—Stock Units” above.

(4) Potential realizable values of this award of 300,000 shares subject to stock options at annual rates of stock price appreciation of 5% and 10%, respectively, are shown in the “Option Grants in the Last Fiscal Year” table. There are no dividends or dividend equivalents paid with respect to the stock options. See “—Equity Incentives—Stock Options” above.

(5) See footnote (3) to the “Other Annual Compensation” column of the Summary Compensation Table for a breakdown of the dollar value of the perquisites comprising the $72,492.

(6) This figure is the sum of the contributions made by the Corporation in 2005 under the TIP and Supplemental TIP. See footnote (7) to the “All Other Compensation” column of the Summary Compensation Table for additional information.

As part of its review of the CEO tally sheet for 2005, the Committee also considered (i) the annual incentives previously paid to and deferred by Mr. Osborn, together with the earnings thereon, (ii) the outstanding equity awards held by Mr. Osborn, (iii) the retirement benefits due to Mr. Osborn under the Corporation’s defined contribution and defined benefit plans, and (iv) the benefits due to Mr. Osborn under his Employment Security Agreement in the event that his employment is terminated in connection with a change in control of the Corporation (see “Employment Security Agreements”).

At its February 2006 meeting, the Committee approved the following with respect to Mr. Osborn’s 2006 compensation: (i) a base salary of $1,050,000, effective April 1, 2006; (ii) a grant of 278,258 stock options at an exercise price of $52.095, vesting in equal installments over a four-year vesting period; (iii) a grant of 30,927 restricted stock units, vesting 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant; and (iv) a grant of 30,927 performance stock units, subject to the satisfaction of a performance goal based on the Corporation’s average earnings per share growth over a three-year period ending December 31, 2008.

Conclusion

The recruitment and retention of talented and motivated executive officers is critical to the Corporation’s success and the creation of stockholder value. We believe that the Corporation’s executive compensation program accomplished this objective in 2005 through its emphasis on compensation that is performance-based, stockholder-aligned, and competitive, as described in this report.

* * * * *

This report is submitted on behalf of the members of the Committee:

Edward J. Mooney, Chairman

Susan Crown

Arthur L. Kelly

Robert C. McCormack

William D. Smithburg

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the years 2003 through 2005 with respect to the Corporation’s chief executive officer and the four other most highly compensated executive officers during 2005.

		Annual Compensation						Long-Term Compensation

Name and Principal Position	Year	Salary (1)		Bonus (2)		Other Annual Compen- sation (3)		Restricted Stock Awards (4)		Securities Underlying Options (5)	Payouts (Long- Term Incentive Plan) (6)		All Other Compensation (7)
William A. Osborn Chairman and Chief Executive Officer (8)	2005 2004 2003	$ $ $	1,000,000 993,750 968,750	$ $ $	2,500,000 2,000,000 0	$ $ $	72,492 8,512 5,984	$ $ $	2,667,900 1,473,600 489,225	300,000 250,000 150,000	$ $ $	0 2,286,704 1,862,748	$112,500 $ 73,379 $ 44,629

William L. Morrison Executive Vice President and President— Personal Financial Services	2005 2004 2003	$ $ $	500,000 493,750 450,000	$ $ $	575,000 550,000 0	$ $ $	0 0 0	$ $ $	666,975 736,800 228,305	75,000 90,000 65,000	$ $ $	0 831,529 670,589	$ 54,600 $ 36,459 $ 20,731

Timothy J. Theriault Executive Vice President and President—Worldwide Operations and Technology	2005 2004 2003	$ $ $	487,500 437,500 386,250	$ $ $	650,000 600,000 0	$ $ $	0 0 0	$ $ $	666,975 589,440 228,305	75,000 80,000 60,000	$ $	$ 0 935,470 596,080	$ 54,688 $ 32,305 $ 17,794

Frederick H. Waddell President and Chief Operating Officer and President—Corporate and Institutional Services (8)	2005 2004 2003	$ $ $	487,500 425,000 336,250	$ $ $	700,000 650,000 0	$ $ $	820 299 79	$ $ $	666,975 736,800 163,075	75,000 90,000 40,000	$ $ $	0 935,470 670,589	$ 58,688 $ 31,382 $ 15,491

Terence J. Toth Executive Vice President and President—Northern Trust Global Investments	2005 2004 2003	$ $ $	437,500 362,500 247,500	$ $ $	550,000 500,000 300,000	$ $ $	69 33 0	$ $ $	666,975 368,400 114,153	75,000 60,000 25,000	$ $ $	0 238,530 176,600	$ 49,438 $ 26,767 $ 11,402

(1) Salary adjustments for each of the named executive officers during 2005 were effective April 1, 2005.

(2) The “Bonus” figures represent the dollar value of the annual cash incentives earned by the named executive officers under the MPP. As described in the “Compensation and Benefits Committee Report” above, these bonus payments are fully deductible under Section 162(m) of the Code.

(3) The “Other Annual Compensation” column reflects (i) reimbursements for the payment of personal income taxes incurred in connection with the business use of company automobiles and (ii) perquisites in the case of Mr. Osborn for 2005 only, as he was the only named executive officer whose perquisites exceeded $50,000 or 10% of salary and bonus (the reporting thresholds established by the SEC).

The following table identifies each perquisite provided to the Corporation’s named executive officers in 2005 (rounded to the nearest hundred), regardless of the SEC’s reporting thresholds:

Name	Financial Consulting/ Tax Return Preparation Services	Personal Use of Company Automobiles and Tax Reimbursement	Club Dues Associated with Personal Use of Club Membership	Personal Use of Aircraft Hours	Total
William A. Osborn	$9,500	$26,100	$0	$36,900	$72,500
William L. Morrison	$5,600	$0	$0	$4,200	$9,800
Timothy J. Theriault	$7,500	$0	$0	$0	$7,500
Frederick H. Waddell	$9,500	$2,200	$800	$0	$12,500
Terence J. Toth	$9,500	$300	$0	$0	$9,800

All perquisites are valued based on the aggregate incremental cost to the Corporation, as required by the SEC’s rules. In the case of expenses associated with the personal use of corporate aircraft on lease for business use, the 2005 figures reflect the aggregate incremental cost methodology; previously, the Corporation used the Internal Revenue Service’s Standard Industry Fare Level methodology, which is used in determining the amount of compensation income imputed to an executive officer for tax purposes.

(4) Each named executive officer received a restricted stock unit award on February 15, 2005 as shown in the table below. The market values of these restricted stock units are based on a price of $44.465 per share, the average of the high and low sale prices of the common stock on February 15, 2005 as reported by Nasdaq. Each stock unit entitles the holder upon vesting to one share of common stock. The vesting schedule and other material terms of the restricted stock units are described in “—Compensation and Benefits Committee Report—Components of Executive Compensation—Equity Incentives—Stock Units.”

The table below shows the total number of restricted stock units held by the named executive officers and their aggregate market value as of December 30, 2005. All market values are based on a price of $51.705 per share, the average of the high and low sale prices of the common stock on

December 30, 2005 as reported by Nasdaq. None of the named executive officers held any shares of restricted stock as of December 30, 2005.

Name	Number of Restricted Stock Units Granted in 2005	Market Value of 2005 Restricted Stock Units as of the Grant Date	Total Number of Restricted Stock Units Held as of December 30, 2005	Aggregate Market Value of Restricted Stock Units as of December 30, 2005
William A. Osborn	60,000	$2,667,900	349,765	$18,094,599
William L. Morrison	15,000	$666,975	51,000	$2,636,955
Timothy J. Theriault	15,000	$666,975	49,000	$2,533,545
Frederick H. Waddell	15,000	$666,975	47,000	$2,430,135
Terence J. Toth	15,000	$666,975	35,000	$1,809,675

Dividend equivalents on restricted stock units are paid on a current basis. Dividend equivalents paid on restricted stock units for each named executive officer for 2005, 2004 and 2003, respectively, were:

Name	2005	2004	2003
William A. Osborn	$281,694	$215,435	$175,120
William L. Morrison	$46,410	$38,190	$25,330
Timothy J. Theriault	$44,730	$37,240	$26,010
Frederick H. Waddell	$43,050	$35,150	$22,950
Terence J. Toth	$31,180	$22,895	$16,065

(5) The vesting schedule and other material terms of the Corporation’s stock options are described in “—Compensation and Benefits Committee Report—Components of Executive Compensation— Equity Incentives—Stock Options.” The 2003 number does not include stock options granted in 2003 that constitute 20% of each named executive officer’s 2002 annual incentive award.

(6) The Committee discontinued awarding performance shares in 1999 when it began to make awards of restricted stock units, and the last payout of performance shares was made in 2004. The amounts shown reflect the values of previously granted performance shares distributed to the named executive officers in 2004 and 2003. The values were determined by multiplying the total number of performance shares (as earned over various three-year performance periods and subsequently distributed) by the average of the high and low sale prices of the common stock on the dates of distribution as reported by Nasdaq, and adding dividend equivalents and an interest factor. The performance shares were subject to a three-year performance period followed by a three-year vesting period. Upon the completion of each three-year performance period, the Committee determined the extent to which the performance goals for that performance period were achieved and authorized the crediting of the appropriate number of performance shares to a participant’s account. The shares were then distributed to the participant on the third anniversary following the date on which the shares were credited to the participant’s account, together with the dividend equivalents and interest.

(7) The “All Other Compensation” column reflects matching contributions made by the Corporation on behalf of the named executive officers to the TIP and the Supplemental Thrift-Incentive Plan (the “Supplemental TIP”), both of which are defined contribution plans. In the event of a change in control of the Corporation, participants become fully vested in all benefits payable under the TIP and the Supplemental TIP.

(8) Mr. Osborn also served as President of the Corporation until February 21, 2006 when Mr. Waddell was elected by the board of directors as President and Chief Operating Officer of the Corporation.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information with respect to the stock options granted during 2005 to the executive officers named in the Summary Compensation Table. Using 0%, 5% and 10% in assumed rates of stock price appreciation (compounded annually), as mandated by SEC rules, for the option term of ten years, the table also shows the potential realizable pre-tax value of the stock options. These assumed rates are used for illustrative purposes only, and are not intended to represent or predict future increases in the price of the Corporation’s common stock.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term of 10 years(2)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees In 2005	Exercise Price	Expiration Date	0%	5%	10%

William A. Osborn	300,000	12.2%	$44.465	2/15/2015	0	$8,389,140	$21,259,728

William L. Morrison	75,000	3.0%	$44.465	2/15/2015	0	$2,097,285	$5,314,932

Timothy J. Theriault	75,000	3.0%	$44.465	2/15/2015	0	$2,097,285	$5,314,932

Frederick H. Waddell	75,000	3.0%	$44.465	2/15/2015	0	$2,097,285	$5,314,932

Terence J. Toth	75,000	3.0%	$44.465	2/15/2015	0	$2,097,285	$5,314,932

(1) These options were granted on February 15, 2005 and became vested and exercisable on March 31, 2005. All other material terms of the stock options are described in “—Compensation and Benefits Committee Report—Components of Executive Compensation— Equity Incentives—Stock Options.”

(2) No gain to the optionees is possible without an increase in the stock price, which will benefit all stockholders commensurately. The pre-tax gain to all stockholders after ten years, using as a base the mean of the high and low sale prices of common stock as reported by Nasdaq on the respective option grant dates and the number of shares outstanding as of December 30, 2005, would be $0 for 0% appreciation, approximately $6.1 billion for 5% appreciation and approximately $15.5 billion for 10% appreciation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth the number of shares for which stock options were exercised during 2005, the actual as well as annualized pre-tax value realized, the number of shares for which options were outstanding and the pre-tax value of those options as of year-end.

Name	Shares Acquired On Exercise	Value Realized (1)	Annualized Value Since Grant Date(2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(3)		Value of Unexercised in-the-Money Options at Fiscal Year-End(3)(4)
				Exercisable	Unexercisable	Exercisable	Unexercisable
William A. Osborn	109,056	$3,536,246	$374,530	1,549,139	237,500	$15,391,934	$1,439,188
William L. Morrison	0	$0	$0	340,565	89,167	$2,314,355	$588,111
Timothy J. Theriault	0	$0	$0	272,206	80,000	$1,550,965	$536,900
Frederick H. Waddell	13,492	$446,788	$47,461	327,676	80,833	$3,260,469	$429,014
Terence J. Toth	5,750	$120,823	$15,289	246,546	53,333	$2,058,139	$275,402

(1) Amounts shown represent the pre-tax difference between the option exercise price and the average of the high and low sale prices of the common stock on the date of exercise as reported by Nasdaq.

(2) Amounts shown are the pre-tax values realized upon exercise, as annualized over the period between the date of grant and the date of exercise.

(3) Amounts shown represent options granted since: 1996 to Messrs. Osborn, Waddell, and Toth; 1997 to Mr. Morrison; and 1999 to Mr. Theriault.

(4) Amounts shown represent the pre-tax difference between the option exercise price and $51.705, which was the average of the high and low sale prices of the common stock on December 30, 2005 as reported by Nasdaq.

EMPLOYMENT SECURITY AGREEMENTS

Messrs. Osborn, Morrison, Theriault, Waddell, and Toth are parties to employment security agreements that provide lump sum cash payments equivalent to three years’ salary and bonus (and payment of a pro-rata bonus for the year of termination, as well as continuation of medical, dental, life insurance and similar benefits for three years) upon the termination of employment either by the Corporation without good cause or by the executive with good reason, as defined in the agreements, within two years after a change in control of the Corporation, as defined in the agreements. In addition, upon such termination, the employment security agreements provide the executives with a five-year post-termination exercise period for all outstanding non-qualified stock options and all outstanding incentive stock options granted on or after September 25, 2001, and a three-year service credit, if necessary, to qualify the executives for early or normal retirement under the Corporation’s non-qualified pension plan and to qualify the executives for participation in the Corporation’s retiree medical program. The agreements also provide that the Corporation will reimburse the executives for any excise tax imposed on payments under the agreements as well as taxes imposed on such reimbursement amounts.

PENSION PLAN TABLE

The table below sets forth the estimated annual benefits payable upon retirement at age 65 to persons covered under the Bank’s Pension Plan and Supplemental Pension Plan in the compensation and years of service classification specified. The annual pension benefits presented below are shown as if paid in the form of a straight life annuity and will be reduced by .50% of the average Social Security taxable wage base for the individual for each year of service up to 35 years (the maximum years of service credited under the plans).

Pension Benefits
Average Compensation In 5 Highest Years	Years of Service at Retirement
	15	20	25	30	35

$ 500,000	$135,000	$180,000	$225,000	$270,000	$315,000

750,000	202,500	270,000	337,500	405,000	472,500

1,000,000	270,000	360,000	450,000	540,000	630,000

1,250,000	337,500	450,000	562,500	675,000	787,500

1,500,000	405,000	540,000	675,000	810,000	945,000

1,750,000	472,500	3630,000	787,500	945,000	1,102,500

2,000,000	540,000	720,000	900,000	1,080,000	1,260,000

2,250,000	607,500	810,000	1,012,500	1,215,000	1,417,500

2,500,000	675,000	900,000	1,125,000	1,350,000	1,575,000

2,750,000	742,500	990,000	1,237,500	1,485,000	1,732,500

3,000,000	810,000	1,080,000	1,350,000	1,620,000	1,890,000

3,250,000	877,500	1,170,000	1,462,500	1,755,000	2,047,500

3,500,000	945,000	1,260,000	1,575,000	1,890,000	2,205,000

3,750,000	1,012,500	1,350,000	1,687,500	2,025,000	2,362,500

4,000,000	1,080,000	1,444,000	1,800,000	2,160,000	2,520,000

For the named executive officers, compensation covered by the Pension Plan includes base salary, before tax deposits made by a participant to the TIP, and awards under the Management Performance Plan. The average covered compensation for the highest five consecutive years is used in the pension calculation. Credited years of service under the Pension Plan for the named executive officers are as follows: Mr. Osborn—35 years, Mr. Morrison—9 years, Mr. Theriault—21 years, Mr. Waddell—30 years, and Mr. Toth—11 years. In the event of a change in control of the Corporation, as defined in the Supplemental Pension Plan, participants become fully vested in all benefits payable under the Supplemental Pension Plan. In addition to pension benefits, retiree health benefits are available to these individuals upon retirement if the length of service and other eligibility requirements described in the Retiree Medical Care Plan have been met.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG NORTHERN TRUST CORPORATION COMMON STOCK, S&P 500 INDEX AND KEEFE, BRUYETTE & WOODS (KBW) 50 INDEX

The graph presented below compares the cumulative total stockholder return on the Corporation’s Common Stock to the cumulative total return of the S&P 500 Index and the KBW 50 Index for the five fiscal years which commenced January 1, 2001 and ended December 31, 2005. The cumulative total stockholder return assumes the investment of $100 in the Corporation’s Common Stock and in each index on December 31, 2000 and assumes reinvestment of dividends. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation’s largest banking companies, including all money-center and most major regional banks. The Corporation is included in both the S&P 500 Index and the KBW 50 Index.

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

Total Return Assumes $100 Invested on

December 31, 2000 with Reinvestment of Dividends

Five-Year Cumulative Total Return

	December 31,
	2000	2001	2002	2003	2004	2005
Northern Trust	100	75	44	59	63	69
S&P 500 Index	100	88	69	88	98	103
KBW 50 Index	100	96	89	119	131	133

AUDIT COMMITTEE REPORT

The Audit Committee of the board is responsible for providing oversight of the Corporation’s financial reporting functions and internal controls. The board appoints the Audit Committee and its chairman annually, with the Committee consisting of at least four directors. The Audit Committee operates under a formal charter, which is available on the Corporation’s website at www.northerntrust.com. The Audit Committee charter sets forth in detail the duties and responsibilities of the Audit Committee.

The Audit Committee’s duties and responsibilities are ones of oversight. In fulfilling their duties and responsibilities, it is recognized that members of the Committee are not full-time employees of the Corporation, and are not, and do not represent themselves to be, accountants or auditors by profession. Each member of the Committee shall be entitled to rely in good faith on (i) the integrity of those persons and organizations within and outside the Corporation from which he or she receives information, (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by management or third parties as to any information technology, internal audit and other non-audit services provided by the Corporation’s independent registered public accountants to the Corporation. The responsibility for the completeness and accuracy of the Corporation’s financial statements rests with the Corporation’s management. The responsibility of KPMG LLP, the Corporation’s independent registered public accounting firm, is (i) to perform an audit and to express an opinion as to whether the Corporation’s annual consolidated financial statements are free of material misstatement and presented in accordance with generally accepted accounting principles and (ii) to perform an audit and to express an opinion as to management’s assessment of, and the effective operation of, the Corporation’s internal control over financial reporting.

The Audit Committee received the written disclosures and the letter from KPMG LLP, required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as currently in effect. The disclosures described the relationships and fee arrangements between the firm and the Corporation. Consistent with Independence Standards Board Standard No. 1 and the rules and regulations of the SEC, the Audit Committee considered at a meeting held on January 16, 2006 whether the provision of non-audit services by the independent registered public accounting firm to the Corporation for the fiscal year ended December 31, 2005 is compatible with maintaining KPMG LLP’s independence and has discussed with KPMG LLP the firm’s independence from the Corporation.

The Audit Committee reviewed and discussed with the Corporation’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (“Communications with Audit Committees”).

The Audit Committee reviewed and discussed with management and the Corporation’s independent registered public accounting firm the audited financial statements of the Corporation for the year ended December 31, 2005.

Based on the above-mentioned reviews and discussions with management and the Corporation’s independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee, exercising its business judgment, recommended to the board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Duane L. Burnham, Chairman

Susan Crown

Dipak C. Jain

Edward J. Mooney

John W. Rowe

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The independent registered public accounting firm is appointed annually by the Corporation’s Audit Committee. For the year ending December 31, 2006, the Audit Committee has authorized the engagement of KPMG LLP as the Corporation’s independent registered public accounting firm. KPMG LLP served as the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2005. Representatives of KPMG LLP will be present at the annual meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions raised by stockholders at the meeting.

Stockholder ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm is not required. However, the board of directors is submitting the selection of KPMG LLP as the Corporation’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection. If the stockholders fail to ratify KPMG LLP as the independent registered public accounting firm, the Audit Committee will reassess its appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Corporation and its stockholders.

Fees of Independent Registered Public Accounting Firm

Description of Fees	Amount of Fees Payable to KPMG LLP for Fiscal Year 2005	Amount of Fees Payable to KPMG LLP for Fiscal Year 2004
Audit Fees (1)	$3,402,274	$2,326,570
Audit-Related Fees (2)	$602,226	$332,680
Tax Fees (3)	$283,000	$284,796
All Other Fees (4)	$–	$–
Additional Fees (5)	$204,400	$199,400

(1)    Includes fees for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q and for other services that only an independent registered public accountant can reasonably provide.

(2)    Includes fees for services that were reasonably related to performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as employee benefit plan audits and internal control reviews.

(3)    Includes fees for tax return preparation and tax planning.

(4)    Includes the aggregate fees for products and services other than those reported above, including other fees for compliance and employee benefits consulting.

(5)    Additional Fees are fees for services rendered in connection with audits for certain of the proprietary, common and securities lending collateral funds sponsored or managed by the Corporation. These funds are not included in the consolidated financial statements of the Corporation.

Pre-Approval Policies and Procedures of the Audit Committee

On February 17, 2004, the Audit Committee adopted the revised Northern Trust Corporation Policy Regarding Engagement of Independent Public Accounting Firm to Provide Auditor Services, which superseded the Policy adopted by the Audit Committee on April 14, 2003. The purpose of the Policy is to establish procedures for Audit Committee pre-approval of all auditor services to be provided to the Corporation by its independent registered public accounting firm. Auditor services include audit services, audit-related services, tax services and non-audit services. The Policy provides that the Audit Committee, the Chairman or any Audit Committee member delegated the authority (a “Designated Member”), has the authority to grant pre-approvals of auditor services. In addition, the Policy provides that the independent registered public accounting firm may be engaged to provide only those non-audit services (i) that are permitted by the SEC’s final rule entitled “Strengthening the Commission’s Requirements Regarding Auditor Independence” and (ii) that, in the judgment of the Audit Committee, are compatible with maintaining the independent registered public accounting firm’s independence from the Corporation. In evaluating whether a proposed engagement of the Corporation’s independent registered public accounting firm for a specific permitted non-audit service is compatible with maintaining the firm’s independence from the Corporation, the Audit Committee or a Designated Member thereof must consider whether the proposed engagement would cause the independent registered public accounting firm to (1) audit its own work, (2) perform management functions, or (3) act as an advocate for the Corporation. The independent registered public accounting firm shall in no event be engaged to perform any Prohibited Services, as defined in the Policy.

The Audit Committee approved a total of $15,100 for tax services performed by KPMG LLP pursuant to the de minimis exception under the SEC rules. This amount represents 5.3% of the aggregate Tax Fees payable to KPMG LLP in 2005.

The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

ITEM 3—APPROVAL OF AN AMENDMENT TO THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING TO ALLOW FOR ADOPTION OF A MAJORITY VOTE STANDARD IN THE ELECTION OF DIRECTORS

The Board of Directors has decided that it would be in the best interest of the Corporation and its stockholders to require that a nominee for director in an uncontested election receive a majority of the votes cast at a stockholders meeting in order to be elected to the Board. The Board believes that this majority vote standard is incompatible with cumulative voting and therefore recommends that the stockholders eliminate the cumulative voting provision in the Restated Certificate of Incorporation.

Currently, the Corporation’s Restated Certificate of Incorporation provides that when electing directors, stockholders may exercise cumulative voting rights. Under cumulative voting, each holder of common stock is entitled to that number of votes equal to the number he or she would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected. A stockholder may give one candidate all the votes such stockholder is entitled to cast or may distribute such votes among as many candidates as such stockholder chooses.

The proposal would eliminate cumulative voting rights and facilitate Board adoption of the majority vote standard for the annual election of directors in the manner described below. The Board has set the current number of directors at 13. The proposal would not change the present number of directors and the Board would retain the authority to change that number and to fill any vacancies or newly created directorships.

Background of Proposal

The Board is seeking to eliminate cumulative voting because it believes that a change to a majority vote standard in uncontested elections is in the best interest of stockholders at this time and it views cumulative voting as incompatible with a majority vote standard for directors.

The Board believes that a change to a majority vote standard in uncontested elections is appropriate at this time. Under the Corporation’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. Even if 99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 1% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a nominee for director in an uncontested election receive a majority of the votes present and voting at a stockholder meeting in order to be elected to the Board. The Board believes that the proposed majority vote standard for uncontested elections is a fairer standard. The Board does not believe that it can make the appropriate changes to the By-laws to establish a majority vote standard while cumulative voting still exists.

Cumulative voting is incompatible with a majority vote standard because cumulative voting enables individual stockholders or groups of stockholders with less than a majority of the shares to cumulate their votes to elect directors. Under cumulative voting and the Corporation’s 13 person board, holders of as little as 7.2% of the shares of the Corporation’s stock could, through cumulative voting, elect an individual director. This raises an additional problem since the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among Board members and impair the Board’s ability to operate effectively as a governing body, to the detriment of a majority of the Corporation’s stockholders.

The Board believes that each director should only be elected if such director receives a majority of the votes cast and that each director should represent the interest of all stockholders, rather than the interest of a minority stockholder or special constituency. The elimination of cumulative voting for directors and adoption of a majority vote standard is consistent with the Corporation’s desire to more closely align stockholder interests and Board accountability. Accordingly, the Board, after review and deliberation, determined that, in order to establish a majority vote standard, eliminating cumulative voting of directors is in the best interests of the Corporation and its stockholders.

The elimination of cumulative voting requires an amendment to the Restated Certificate of Incorporation. If this proposal is approved by the stockholders, the Board intends to amend the Corporation’s By-laws to make the By-laws consistent with the proposed amendment and eliminate cumulative voting of shares. In addition, the Board intends to replace the cumulative voting provision in the By-laws with a provision requiring that, in order to be elected in an uncontested election, a nominee for director must receive the affirmative vote of a majority of the votes present and voting at a meeting of stockholders. In contested elections, the affirmative vote of a plurality of the votes present and voting will be required to elect a director. The Board also intends to add an appropriate provision in the Corporate Governance Guidelines to require an incumbent director who fails to receive the affirmative vote of a majority of the votes present and voting in an uncontested election at a meeting of stockholders to submit his or her resignation, with such resignation to be considered by the members of the Corporate Governance Committee and the Board other than such incumbent director.

Board Recommendation

After review, the Corporate Governance Committee recommended elimination of the Article Fifth, Section 3 cumulative voting provision, and the Board of Directors agreed and determined that the amendment is advisable and in the best interests of the Corporation and its stockholders. Accordingly, the Board has proposed the amendment and recommends that Corporation stockholders approve the amendment by voting in favor of this Item 3 proposal.

The Amendment

The proposed amendment would eliminate Article Fifth, Section 3 of the Corporation’s Restated Certificate of Incorporation in its entirety.

Vote Required

Under Delaware law and the Corporation’s Restated Certificate of Incorporation, the proposal to repeal the Article Fifth, Section 3 cumulative voting provision must be approved by a majority of the common stock outstanding as of February 27, 2006, the record date for voting. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on the outcome of this proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of the amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting.

ITEM 4—STOCKHOLDER PROPOSAL RELATING TO CHARITABLE CONTRIBUTIONS

Mr. Raymond B. Ruddy, 26 Rolling Lane, Dover, MA 02030, the holder of 110 shares of the Corporation’s common stock, has advised the Corporation that he intends to present the stockholder proposal below for action at the 2006 annual meeting of stockholders. The stockholder proposal and the supporting statement are presented as received from Mr. Ruddy in accordance with SEC’s rules, and the board of directors and the Corporation disclaim any responsibility for their content.

Stockholder Proposal

“Whereas, Thomas Jefferson said in A Bill for Establishing Religious Freedom, “To compel a man to furnish contributions of money for the propagation of opinions which he disbelieves is sinful and tyrannical.

Whereas, charitable contributions should serve to enhance shareholder value.

Whereas, our company has given money to charitable groups involved in abortion and other activities.

Whereas, our company respects diverse religious beliefs. It should try not to offend these beliefs wherever possible.

Whereas, our company is the subject of a boycott by Life Decisions International because of certain charitable contributions.

Whereas, mutual funds like the Timothy Plan and the Ave Maria Catholic Values Fund will not invest in our company because of contributions to certain groups.

Whereas, some potential recipients of charitable funds promote same sex marriages.

Resolved: The shareholders request the Board of Directors to implement a policy listing all charitable contributions on the company website.”

Supporting Statement

“Full disclosure is integral to good corporate governance. Shareholder money is entrusted to the Board of Directors to be invested in a prudent manner for the benefit of the shareholders. People did not invest in this company so a portion of their investment could be given to someone else’s favorite charity. In fact, some money has gone to Planned Parenthood, a group responsible for almost two thousand abortions per year. How such contributions contribute to shareholder value would be difficult to quantify. In contrast, the subsequent boycotts caused by these contributions could hardly be considered beneficial.”

Board of Directors’ Statement in Opposition to the Stockholder Proposal Relating to Charitable Contributions

The Board of Directors of the Corporation has considered carefully this stockholder proposal and believes its adoption is unnecessary and not in the best interests of the Corporation or its stockholders for the principal reasons set forth below.

First, information about the Corporation’s charitable contributions is already publicly available. Information about the Corporation’s philosophy and guidelines for charitable giving is disclosed on the Corporation’s website at www.northerntrust.com under the caption “Community Affairs: Charitable Giving.” Information about The Northern Trust Company Charitable Trust (the “Charitable Trust”), which was established in September 1966 and is funded by the Corporation to support non-profit organizations in Cook County, Illinois, is likewise already available on the Corporation’s website. Additional information about the Charitable Trust is set forth in the Charitable Trust’s 2005 Annual Report, which is available in printable form on the Corporation’s website at the location noted above, and in the Charitable Trust’s Form 990-PF filed with the Internal Revenue Service, a copy of which is available upon written request to the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Second, the proposal would require substantial record-keeping time and expense, while providing little meaningful additional information to stockholders. In addition to charitable contributions made through the Charitable Trust, subsidiaries of the Corporation make contributions at certain levels. These contributions take various forms, including support of local arts, music and theater programs and the funding of community service agencies and organizations. The effort to maintain a complete and up-to-date website listing of all of these types of charitable contributions made through 84 offices in 18 states across the United States and 12 locations outside the United States would not be an appropriate use of the Corporation’s resources.

Third, although there clearly are many worthwhile causes worthy of financial support, the Corporation has limited resources available for charitable contributions. The website disclosure of a list of all entities receiving charitable contributions may involve management in unproductive conversations as to why it chose to support certain charities but not others.

The Corporation is committed to investing in the communities it serves through contributions to numerous service and community organizations and other worthwhile charitable causes. The Corporation is proud of this commitment to charitable giving and for that reason will not support any effort, such as this proposal, that it believes would threaten or undermine that commitment.

The Board of Directors unanimously recommends that you vote AGAINST this stockholder proposal, if it is properly presented at the annual meeting.

OTHER BUSINESS

The board of directors knows of no business to be presented at the 2006 annual meeting other than that described above. The Corporation’s by-laws provide that stockholders may bring matters before an annual meeting only if they give timely written notice of the matter to be brought not less than 90 days and not more than 120 days before the month and day that the Corporation held the prior year’s annual meeting. The notice must be directed to the attention of the Corporation’s Corporate Secretary and contain the information required by the by-laws.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any stockholder proposals for the 2007 annual meeting must be received by the Corporation, directed to the attention of the Corporation’s Corporate Secretary, no later than November 14, 2006 in order to be eligible for inclusion in the Corporation’s proxy statement and form of proxy for that meeting. The proposal must comply in all respects with the rules and regulations of the SEC and the by-laws of the Corporation.

Also, under the Corporation’s by-laws, other proposals that are not included in the proxy statement will be considered timely and may be eligible for presentation at that meeting if they are received by the Corporation in the form of a written notice, directed to the attention of the Corporation’s Corporate Secretary, not earlier than December 19, 2006 and not later than January 18, 2007. The notice must contain the information required by the by-laws.

By Order of the Board of Directors,

Rose A. Ellis

Corporate Secretary

Chicago, Illinois

March 13, 2006

Exhibit A

NORTHERN TRUST CORPORATION

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

The following directors shall not be considered “independent”:

•	a director who is or was an employee, or whose immediate family member is or was an executive officer, of the Corporation in the current or any of the past three fiscal years;

•	a director who receives or has received, or whose immediate family member receives or has received, more than $60,000 per year in direct payments from the Corporation, other than permitted loans, director and committee fees, payments in connection with the deposit of funds or an agency relationship in the ordinary course, payments arising solely from investments in the Corporation’s securities and pension or other forms of deferred compensation for prior service, during any period of twelve consecutive months within the past three years; provided, however, that compensation received by an immediate family member of a director for service as a non-executive employee of the Corporation or any subsidiary of the Corporation need not be considered in determining independence;

•	a director who is, or whose immediate family member is, a current partner of the internal or external auditor of the Corporation or who is or has been, or whose immediate family member is or has been, affiliated with or employed by a (present or former) internal or external auditor of the Corporation (or of an affiliate) and involved with the Corporation’s audit, in the current or any of the past three fiscal years;

•	a director who is or has been or whose immediate family member is or has been, part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of another company that concurrently employs the director or his or her immediate family member, in the current or any of the past three fiscal years; or

•	a director who is a partner in, a controlling shareholder, an executive officer or an employee of, or whose immediate family member is a partner in, a controlling shareholder or an executive officer of, a company that, in the current year or any of the past three fiscal years, made payments to, or received payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $200,000 or 5% of the recipient’s revenues or the greater of $1 million or 2% of such other company’s revenues.

Printed on recycled paper.

NORTHERN TRUST CORPORATION

PROXY CARD FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 18, 2006

[GRAPHIC]	Northern Trust Corporation 50 South LaSalle St. Chicago, IL 60603	proxy

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Duane L. Burnham, Edward J. Mooney and William D. Smithburg, or any of them, with the power of substitution, attorneys and proxies for the undersigned to vote at the annual meeting of stockholders of Northern Trust Corporation on April 18, 2006, or any adjournment of such meeting, all shares of common stock which the undersigned is entitled to vote on the Proposals, as more fully described in the proxy statement for the meeting, in the manner specified, and on any other business properly coming before the meeting.

The above proxy holders cannot vote your shares unless you vote by telephone or through the Internet in accordance with the voting instructions on the reverse side or you sign, date and return this proxy card by mail. If you vote by mail, you are encouraged to specify your choice on each Proposal by marking the appropriate space (SEE REVERSE SIDE), but you need not mark any space if you wish to vote in accordance with the recommendations of the Board of Directors.

Whether you vote by mail, telephone or through the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board of Directors:

Item 1 — FOR the election of each nominee for director;

Item 2 — FOR the ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

Item 3 — FOR the approval of an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting to allow for adoption of a majority vote standard in the election of directors; and

Item 4 — AGAINST the stockholder proposal relating to charitable contributions, if it is properly presented at the annual meeting.

The proxy holders are authorized to vote as they shall determine in their sole discretion on any other business that may properly come before the meeting.

YOU CAN VOTE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD BY MAIL.

CONTINUED ON REVERSE SIDE

COMPANY #

CONTROL #

THERE ARE THREE WAYS TO VOTE YOUR PROXY:

Your telephone or Internet vote authorizes the named proxy holders to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY TELEPHONE—TOLL FREE—1-800-560-1965

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CDT) on April 17, 2006. NOTE: Telephone voting is available only in the United States of America and Canada. There may be a few limited areas in which access to the toll free number is not available. This is dependent upon the local telephone service provider.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. (If you do not have a U.S. SSN or TIN, follow the voice prompt.)

•	Follow the simple voice instructions.

VOTE THROUGH THE INTERNET—http://www.eproxy.com/ntrs/

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CDT) on April 17, 2006.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. (If you do not have a U.S. SSN or TIN, please leave blank.)

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

IF YOU VOTE BY TELEPHONE OR THROUGH THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

NOTE: Because stockholders have the right to vote cumulatively in the election of directors, as described in the “Election of Directors” section of the proxy statement, you have the right to vote your shares in a manner that distributes those cumulative votes unequally among the nominees. IF YOU WISH TO EXERCISE THIS RIGHT, YOU MUST PROVIDE US WITH WRITTEN INSTRUCTIONS ON THE PROXY CARD BELOW; YOU MAY NOT EXERCISE THIS RIGHT BY VOTING BY TELEPHONE OR THROUGH THE INTERNET.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

1. Election of 13 directors:	01 Duane L. Burnham 02 Linda Walker Bynoe 03 Susan Crown 04 Dipak C. Jain 05 Arthur L. Kelly	06 Robert C. McCormack 07 Edward J. Mooney 08 William A. Osborn 09 John W. Rowe	10 Harold B. Smith 11 William D. Smithburg 12 Charles A. Tribbett III 13 Frederick H. Waddell	☐Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐ For	☐ Against	☐ Abstain

3.	Approval of an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting to allow for adoption of a majority vote standard in the election of directors.	☐ For	☐ Against	☐ Abstain

4.	Consider and act upon a stockholder proposal relating to charitable contributions, if it is properly presented at the annual meeting.	☐ For	☐ Against	☐ Abstain

In their sole discretion, the proxy holders are authorized to vote as they shall determine on any other business that may properly come before the meeting.

This proxy card when properly executed will be voted in the manner directed herein. If no direction is made, this proxy card will be voted FOR the election of all nominees for director, cumulatively for some if the above proxy holders shall so determine in their sole discretion; FOR ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006; FOR approval of an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting to allow for adoption of a majority vote standard in the election of directors; and AGAINST the stockholder proposal relating to charitable contributions, if it is properly presented at the annual meeting.

Address Change ☐   Mark Box ☐   Indicate changes below:

Date , 2006

Signature(s) in Box

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, sign in name of entity by authorized person.

NORTHERN TRUST CORPORATION

VOTING INSTRUCTION CARD FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 18, 2006

[GRAPHIC]	Northern Trust Corporation 50 South LaSalle St. Chicago, IL 60603

Voting Instruction Solicited by the Trustee of The Northern Trust Company Thrift-Incentive Plan

The undersigned hereby directs The Northern Trust Company, Trustee (“TIP Trustee”) of The Northern Trust Company Thrift-Incentive Plan (“TIP”) to vote at the annual meeting of stockholders of Northern Trust Corporation on April 18, 2006, or any adjournment of such meeting, all shares of common stock that have been allocated to the TIP accounts of the undersigned on the Proposals, as more fully described in the proxy statement for the meeting, in the manner specified, and on any other business properly coming before the meeting.

The TIP Trustee cannot vote your shares unless you vote by telephone or through the Internet in accordance with the voting instructions on the reverse side or you sign, date and return this voting instruction card by mail. If you vote by mail, you are encouraged to specify your choice on the Proposals by marking the appropriate space (SEE REVERSE SIDE), but you need not mark any space if you wish to vote in accordance with the recommendations of the Board of Directors.

Whether you vote by mail, telephone or through the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your voting instruction card without indicating how you want to vote your shares, your shares will be voted in accordance with the following recommendations of the Board of Directors.

Item 1 — FOR the election of each nominee for director;

Item 2 — FOR the ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

Item 3 — FOR the approval of an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting to allow for adoption of a majority vote standard in the election of directors; and

Item 4 — AGAINST the stockholder proposal relating to charitable contributions, if it is properly presented at the meeting.

The proxy holders are authorized to vote as they shall determine in their sole discretion on any other business that may properly come before the meeting.

YOU CAN GIVE VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS VOTING INSTRUCTION CARD BY MAIL.

THE SHARES COVERED BY THIS VOTING INSTRUCTION CARD ARE SHOWN ON THE REVERSE SIDE OF THIS CARD AND ARE VOTED AS EXPLAINED BELOW.

Shown on the reverse side of this voting instruction card is the total number of shares of common stock held for you by the TIP Trustee in the Northern Trust Stock Fund and the Former ESOP Fund under the TIP. TIP participants have the right to direct The Northern Trust Company (“the Bank”), as the TIP Trustee, to vote the shares held in their accounts, subject to Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Bank, as TIP Trustee, will vote allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”), in the same proportion as the shares for which direction is received, except as otherwise provided in accordance with ERISA. Under the TIP, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares. By signing this voting instruction card, you direct the Bank, as TIP Trustee, to vote these shares, in person or by proxy, as designated herein, at the annual meeting of stockholders.

See reverse for voting instructions.

COMPANY #

CONTROL #

THERE ARE THREE WAYS TO GIVE

VOTING INSTRUCTIONS TO THE TIP TRUSTEE:

Your telephone or Internet vote authorizes the TIP Trustee to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965

•	Use any touch-tone telephone to provide your voting instructions to the TIP Trustee 24 hours a day, 7 days a week, until 12:00 noon (CDT) on April 17, 2006. NOTE: Telephone voting is available only in the United States of America and Canada. There may be a few limited areas in which access to the toll free number is not available. This is dependent upon the local telephone service provider.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. (If you do not have a U.S. SSN or TIN, follow the voice prompt.)

•	Follow the simple voice instructions.

VOTE THROUGH THE INTERNET — http://www.eproxy.com/ntrs/

•	Use the Internet to vote your shares 24 hours a day, 7 days a week, until 12:00 noon (CDT) on April 17, 2006.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. (If you do not have a U.S. SSN or TIN, please leave blank.)

VOTE BY MAIL

•	Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided. The cut-off date for receiving your voting instruction card is 12:00 noon (CDT) on April 17, 2006.

IF YOU VOTE BY PHONE OR THROUGH THE INTERNET,

PLEASE DO NOT MAIL YOUR VOTING INSTRUCTION CARD.

NOTE: Because stockholders have the right to vote cumulatively in the election of directors, as described in the “Election of Directors” section of the proxy statement, you have the right to instruct the TIP Trustee to vote the shares allocated to your TIP accounts in a manner that distributes those cumulative votes unequally among the nominees. IF YOU WISH TO EXERCISE THIS RIGHT, YOU MUST PROVIDE THE TIP TRUSTEE WITH WRITTEN INSTRUCTIONS ON THE VOTING INSTRUCTION CARD BELOW. YOU MAY NOT EXERCISE THIS RIGHT BY GIVING VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET.

You may access the 2006 notice of annual meeting and proxy statement and the 2005 annual report to stockholders (which consists of the 2005 summary annual report and the 2005 financial annual report) electronically by going to these Web sites: proxy statement — http://northerntrust.com/aboutus/investor/proxy.html — annual report — http://northerntrust.com/aboutus/investor/annual/index.html

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

1. Election of 13 directors:	01 Duane L. Burnham 02 Linda Walker Bynoe 03 Susan Crown 04 Dipak C. Jain 05 Arthur L. Kelly	06 Robert C. McCormack 07 Edward J. Mooney 08 William A. Osborn 09 John W. Rowe	10 Harold B. Smith 11 William D. Smithburg 12 Charles A. Tribbett III 13 Frederick H. Waddell	☐Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐ For	☐ Against	☐ Abstain

3.	Approval of an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting to allow for adoption of a majority vote standard in the election of directors.	☐ For	☐ Against	☐ Abstain

4.	Consider and act upon a stockholder proposal relating to charitable contributions, if it is properly presented at the annual meeting.	☐ For	☐ Against	☐ Abstain

The proxy holders are authorized to vote as they shall determine in their sole discretion on any other business that may properly come before the meeting.

This voting instruction card when properly executed will be voted in the manner directed herein. If no direction is made, this voting instruction card will be voted FOR the election of all nominees for director, cumulatively for some if the proxy holders shall so determine in their sole discretion; FOR ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006; FOR the approval of an amendment to the Corporation’s Restated Certificate of Incorporation to eliminate cumulative voting to allow for adoption of a majority vote standard in the election of directors; and AGAINST the stockholder proposal relating to charitable contributions, if it is properly presented at the annual meeting.

Address Change ☐ Mark Box ☐ Indicate changes below:

Date , 2006

Signature(s) in Box

Please sign exactly as name appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.